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                                                                   Exhibit 10.27


December 13, 1999

Kenneth J. Saunders


Dear Ken:

On behalf of HNC Software Inc. (HNC) we are pleased to offer you a promotion to Chief Financial Officer in our Corporate division reporting directly to John Mutch. Your salary will initially be $16,666.67 per month. In addition, you will be eligible to participate in the management incentive compensation program (MICP). This program will enable you to receive a cash bonus in 2000 of up to $100,000 based upon mutually agreed upon goals and your performance relative to those goals. As an added incentive to accept this offer, you will receive 100% of your 1999 bonus, namely $45,500. If you accept this promotion offer, the effective date of your promotion will be January 15, 2000.

You will continue to be eligible to participate in the employee benefits program established by HNC for its employees.

In addition, upon your acceptance of this promotion, you will be granted an option for seven years to purchase an additional 75,000 shares of HNC Common Stock at the current fair market value which will be the closing NASDAQ price on December 13, 1999. This is the date that the compensation committee of the HNC board held a telephonic meeting and your promotion offer was approved. The option shares will vest over a four (4) year period (commencing on your date of promotion) at the rate of 25 9o of the option sales per year, subject to your continued employment_ The options will have a term of 7 years, subject to your continued employment.

Upon your acceptance of this promotion, you will be required to sign a new standard Invention Assignment and Confidentiality Agreement. This document is enclosed. In addition, you will continue to be bound by HNC' s Arbitration Agreement and Code of Ethics Policy.

Your continued employment with HNC, should you accept this promotion, will not be for any specific term and may be terminated at any time, with or without cause and with or without notice, by you or by the Company for any reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and HNC concerning the duration of your employment and the circumstances under which either you or the Company may terminate the agreement that changes the at-will status of employment with HNC. The at-will term of your employment with HNC can only be changed in a writing signed by you and the President and CEO of HNC Software inc., which expressly states the intention to modify the at-will term of your employment. By signing the offer below, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with HNC and will not create any implied contract requiring cause for termination of employment.

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KEN SAUNDERS
DECEMBER 13, 1999
PAGE 2


As an employee of HNC, you will continue to be required to comply with all Company policies and procedures. In particular, you will be required to comply with HNC' s policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

Ken, we sincerely appreciate your interest in this new position and hope that you will accept our offer. If you wish to accept this offer, please sign below and return the fully executed letter to us along with your signed Invention Assignment and Confidentiality Agreement. You should keep one copy of this letter for your own records. This offer, if not accepted, will expire December 17, 1999.

Sincerely,


Laural S. Jones
Executive Director, Corporate Human Resources

enclosures

I agree that any dispute or claim, whether based on contract, tort, or otherwise, relating to or arising out of my employment with the company, shall be subject to final and binding arbitration. The arbitrator shall have jurisdiction to determine any such claim, and may grant any relief authorized by law. Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if arbitration is not initiated within six months of the date the claim or dispute first arose. In any arbitration, depositions may be taken and discovery obtained as provided in Section 1283.05 of the California Code of Civil procedure. As the Company is engaged in interstate commerce, this agreement is also governed by the Federal Arbitration Act, 9 U.S.C. ~~ l-4. This agreement is also governed by the California arbitration statute, Code of Civil Procedure ~ 1280 et seq.

I have read and accept this employment offer and expect to commence employment on 1/15/00

Dated:      12/31/99                       /s/ Kenneth J. Saunders
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